Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Digital Reports Healthy Second Quarter 2021 Results

Achieved 13% Year-over-Year Revenue growth and higher sequential Net Income compared to First Quarter 2021

PITTSBURGH, PA –July 28, 2021—Mastech Digital, Inc. (NYSE American: MHH), a leading provider of Digital Transformation IT Services, announced today its financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 Highlights:

•	Consolidated revenues totaled $53.7 million, a 13% increase over the second quarter 2020, with sequential growth of 8% compared to the first quarter of 2021;

•	The Company’s Data and Analytics Services segment reported its second consecutive quarter of strong bookings as client demand increased in the second quarter of 2021;

•	The IT Staffing Services segment added an additional 89 consultants-on-billing, an increase of 8% during the quarter, as demand for its services remained strong;

•	Consolidated gross margins increased slightly during the quarter on a year-over-year basis and were 100 basis points higher than in the first quarter of 2021;

•

GAAP diluted earnings per share were $0.31 in the second quarter of 2021 versus $0.25 in the second quarter of 2020; the second quarter of 2021 included a $2.0 million pre-tax gain related to a reduction in a contingent consideration liability;

•	Non-GAAP diluted earnings per share were $0.29 in the second quarter of 2021 versus $0.33 in the second quarter of 2020, and represented an improvement of $0.10 over the first quarter of 2021.

Second Quarter Results:

Revenues for the second quarter of 2021 totaled $53.7 million, compared to $47.6 million during the corresponding quarter last year. Gross profits in the second quarter of 2021 were $14.3 million, compared to $12.7 million in the second quarter of 2020. GAAP net income for the second quarter of 2021 totaled $3.7 million or $0.31 per diluted share, compared to $3.0 million or $0.25 per diluted share during the same period last year. Non-GAAP net income for the second quarter of 2021 was $3.4 million or $0.29 per diluted share, compared to $3.9 million or $0.33 per diluted share in the second quarter of 2020.

Activity levels at the Company’s Data and Analytics Services segment improved during the quarter as bookings and pipeline opportunities were strong and sequential revenues grew by 2% during the quarter. Project delays, which impacted the segment’s first six-month 2021 results, have shown signs of abatement with a number of material orders received during the second quarter. Demand for the Company’s IT Staffing Services segment continued to be very strong, with an 8% expansion in billable-consultant headcount during the quarter. Thus far in 2021, the billable-consultant headcount has already increased by 18% from our year-end 2020 headcount, which has more than offset the billable headcount decline experienced during the pandemic-impacted 2020 fiscal year.

Vivek Gupta, the Company’s President and Chief Executive Officer stated “We continued to see further recovery in our Data and Analytics Services segment during the second quarter and our IT Staffing Services segment saw a strong increase in new engagements. Strong bookings, pipeline opportunities and “near term” workable orders secured during the second quarter bode well for our Data and Analytics business as we enter the second half of 2021.”

Further commenting on the Data & Analytics segment, Paul Burton, the Chief Executive of the Company’s Data & Analytics Services segment, said “I believe we are on the verge of a meaningful recovery in the D&A marketplace. Customer conversations are becoming less cautionary and more aggressive about investing in projects that have been on the back burner for the last 12 to 18 months. As business leaders seek out projects with strong returns on investment and short payback periods, I believe D&A projects will again become a priority for many companies.”

Commenting on the Company’s financial position, Jack Cronin, Mastech Digital’s Chief Financial Officer, stated, “At June 30, 2021 we had cash balances on hand of $5.3 million, outstanding bank debt of approximately $15 million, no borrowings under our revolving credit facility, and cash availability of $26.1 million.”

About Mastech Digital, Inc.:

Mastech Digital (NYSE American: MHH) is a leading provider of Digital Transformation IT Services. The Company offers Data Management and Analytics Solutions, Digital Learning, and IT Staffing Services with a Digital First approach. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA with offices across the U.S., Canada, EMEA, India and ASEAN.

Use of Non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our June 2015 acquisition of Hudson IT, our July 2017 acquisition of the services division of InfoTrellis, Inc. and our October 2020 acquisition of AmberLeaf Partners. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expense related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Contingent consideration liability revaluation: In connection with the AmberLeaf acquisition, the Company may be required to pay future consideration that is contingent upon the achievement of specific financial objectives. As of the acquisition date, the Company recorded a contingent consideration liability representing the estimated fair value of such contingent consideration that was expected to be paid. In the second quarter of 2021, this contingent consideration liability was reduced by $2.0 million to $900,000, after the Company determined that relevant conditions for the payment of such liability were unlikely to be fully satisfied. We believe that providing non-GAAP financial measures that exclude these adjustments to expense are useful for investors to understand the effects of these items on our total operating expenses and facilitate comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to (i) projections of revenues, earnings, and cash flow, and (ii) statements regarding the expected benefits to the Company from the completion of the AmberLeaf acquisition and the expected performance of Mastech Digital following completion of this transaction. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecasted in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for the Company’s services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, the extent to which the Company’s business is adversely affected by the impacts of the COVID-19 pandemic and governmental responses to limit the further spread of COVID-19 and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2020.

# # #

For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Digital, Inc.

888.330.5497

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$5,302	$7,677
Accounts receivable, net	38,584	32,134
Prepaid and other current assets	3,416	1,346

Total current assets	47,302	41,157
Equipment, enterprise software and leasehold improvements, net	1,887	1,971
Operating lease right-of-use assets	5,595	3,286
Non-current deposits	595	396
Deferred income taxes	463	796
Goodwill, net of impairment	32,510	32,510
Intangible assets, net	20,344	21,930

Total assets	$108,696	$102,046

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,400	$4,400
Current portion of operating lease liability	1,435	1,079
Accounts payable	4,638	2,589
Accrued payroll and related costs	12,461	12,374
Other accrued liabilities	1,226	1,529

Total current liabilities	24,160	21,971
Long-term liabilities:
Long-term debt, less current portion, net	10,716	12,875
Contingent consideration liability	900	2,882
Long-term operating lease liability, less current portion	4,419	2,325
Long-term accrued income taxes	165	165
Long-term payroll tax liability	2,295	2,295

Total liabilities	42,655	42,513
Shareholders’ equity:
Common stock, par value $0.01 per share	131	130
Additional paid-in capital	27,172	25,509
Retained earnings	43,552	38,620
Accumulated other comprehensive (loss)	(627)	(539)
Treasury stock, at cost	(4,187)	(4,187)

Total shareholders’ equity	66,041	59,533

Total liabilities and shareholders’ equity	$108,696	$102,046

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2021	2020	2021	2020
Revenues	$53,658	$47,583	$103,433	$98,008
Cost of revenues	39,343	34,927	76,314	72,633

Gross profit	14,315	12,656	27,119	25,375
Selling, general and administrative expenses:
Operating expenses	10,986	9,042	21,921	19,285
Revaluation of contingent consideration liability	(1,982)	—	(1,982)	—

Total selling, general and administrative expenses	9,004	9,042	19,939	19,285

Income from operations	5,311	3,614	7,180	6,090
Other income/(expense), net	(144)	(157)	(376)	(383)

Income before income taxes	5,167	3,457	6,804	5,707
Income tax expense	1,429	488	1,872	869

Net income	$3,738	$2,969	$4,932	$4,838

Earnings per share:
Basic	$0.33	$0.26	$0.43	$0.43
Diluted	$0.31	$0.25	$0.41	$0.41
Weighted average common shares outstanding:
Basic	11,442	11,271	11,425	11,199

Diluted	12,002	11,948	11,999	11,849

MASTECH DIGITAL, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2021	2020	2021	2020
GAAP Net Income	$3,738	$2,969	$4,932	$4,838
Adjustments:
Amortization of acquired intangible assets	793	669	1,586	1,342
Stock-based compensation	757	612	1,378	1,068
Revaluation of contingent consideration liability	(1,982)	—	(1,982)	—
Income tax adjustments	121	(341)	(244)	(637)

Non-GAAP Net Income	$3,427	$3,909	$5,670	$6,611

GAAP Diluted Earnings Per Share	$0.31	$0.25	$0.41	$0.41

Non-GAAP Diluted Earnings Per Share	$0.29	$0.33	$0.47	$0.56

Weighted average common shares outstanding:
GAAP Diluted Shares	12,002	11,948	11,999	11,849

Non-GAAP Diluted Shares	12,002	11,948	11,999	11,849

MASTECH DIGITAL, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Amounts in thousands)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2021	2020	2021	2020
Revenues:
Data and analytics services	$8,950	$6,772	$17,744	$14,132
IT staffing services	44,708	40,811	85,689	83,876

Total revenues	$53,658	$47,583	$103,433	$98,008

Gross Margin %:
Data and analytics services	46.7%	52.2%	46.2%	49.5%
IT staffing services	22.7%	22.4%	22.1%	21.9%

Total gross margin %	26.7%	26.6%	26.2%	25.9%

Segment Operating Income:
Data and analytics services	$769	$1,173	$1,163	$2,082
IT staffing services	3,353	3,110	5,621	5,350

Subtotal	4,122	4,283	6,784	7,432
Amortization of acquired intangible assets	(793)	(669)	(1,586)	(1,342)
Revaluation of contingent consideration liability	1,982	—	1,982	—
Interest expense and other, net	(144)	(157)	(376)	(383)

Income before income taxes	$5,167	$3,457	$6,804	$5,707